EXHIBIT 99.1

LINCOLN EDUCATIONAL SERVICES CORPORATION REPORTS
            FIRST QUARTER RESULTS

•	Total Revenue Declines 3.1%; Total Operating Loss Reduced 36.9%
•	Net Loss of $0.30 per share from Continuing Operations as Compared to Net Loss of $0.45 per share for 2014
•	Total Starts Down 8.2%
•	Leadership Transition Announced
•	2015 Guidance Updated

West Orange, N.J. May 6, 2015 – Lincoln Educational Services Corporation (NASDAQ: LINC) today reported financial results for the first quarter ended March 31, 2015.

“We continued to execute our strategies to improve our financial performance during the first quarter while at the same time furthering our ability to help America solve its skills gap issue,” said Shaun McAlmont, Chief Executive Officer.  “Actions taken during 2014 resulted in a sharply reduced operating loss during the first quarter of 2015, even though we continued to invest in technology, equipment and programs that distinguish Lincoln by providing students with the enhanced skills education needed by American employers.  During the first quarter of 2015, we have reorganized the Company into three reportable segments to reflect our current management structure and improve our focus and allocate resources according to each segment’s requirements.  Our transportation and skilled trades segment’s financial performance reflects the strong skills training we offer our students as well as our high placement of graduates. Despite improved employment rate, which is impacting our starts, we grew the transportation and skilled trades segment revenue by nearly one percent and more than doubled the segment’s operating income during the quarter.  At the same time, we reduced the operating loss of our healthcare and other professions segment by 25% and continue to examine strategies to further improve our financial performance. Our transitional segment which consist of one campus is anticipated to cease operations in the first quarter of 2016. Lastly, we continue to pursue opportunities to replace the existing credit facility with a larger, long-term and lower cost credit facility which will provide financial stability."

 “As we look to the remainder of the year, our new student starts are being unfavorably impacted by the nation’s improved employment rate, although there is still strong demand for skills training from manufacturers and the automotive sector.  As a result, we have modified our revenue outlook for the year and are reiterating our bottom-line guidance due to the continued successful execution of our expense reduction and control strategies,” concluded Mr. McAlmont.

FIRST QUARTER RESULTS (CONTINUING OPERATIONS):

Revenue for the first quarter of 2015 was $76.7 million compared to $79.2 million in the prior comparable period.  The decrease in revenue was due to a 3.9% decline in average student population to approximately 13,400. First quarter’s revenue was further reduced by an increase of $0.9 million in scholarship discounts and revenue loss of $1.3 million as a result of the 2014 mergers of the Las Vegas, NV and Hamden, CT campuses "merged campuses" into respective neighboring Lincoln campuses.  Average revenue per student increased slightly primarily due to tuition rate increases.

Revenue excluding the transitional segment and merged campuses decreased by 1.2% for the first quarter of 2015 compared to same period in 2014.

Operating loss for the quarter was $5.4 million, or 36.9% improvement from the first quarter of 2014.  The reduced operating loss was driven by a $3.6 million reduction in educational services and facilities expense, and a $2.1 million decrease in selling, general and administrative expenses.

Operating loss excluding the transitional segment and merged campuses was reduced by 39.1% for the first quarter of 2015 compared to same period in 2014.

Our educational services and facilities expense decreased primarily due to $1.6 million, or 6.7%, reduction in instructional expenses and books and tools expense. Instructional savings were primarily due to a reduction in the number of instructors and other related book and tools cost resulting from lower average student population.  In addition, facilities expenses decreased by $1.9 million, or 11.0%, primarily due to lower depreciation expense as a result of the discontinued depreciation expense related to the two campuses classified as assets held for sale, as well as prior long-lived asset impairment expenses.  In addition, rent and utilities expense savings as a result of the merged campuses partially offset by higher insurance costs.  Educational services and facilities expenses, as a percentage of revenue, decreased to 49.8% from 52.7%.

Selling, general and administrative expenses decreased by $2.1 million, or 4.6%, to $44.0 million for the first three months of 2015 from $46.1 million for the comparable period in 2014.  Sales and marketing expenses decreased by $0.6 million, or 3.4%, in the quarter as a result of a reduction of $1.4 million in sales expense partially offset by increased marketing spending of $0.8 million. The reduction in sales expense was mainly attributable to a reduction in the number of admissions representatives dedicated to the destination schools as a result of implementing a centralized call center staff reducing travel costs and reducing salary expense. The increase in marketing spending is reflective of the strategic investment and effort to increase student enrollments in 2015.  Student services expense also decreased by $0.6 million, or 14.6%, to $3.6 million as a result of our smaller student population.  As a percentage of revenues, selling, general and administrative expense decreased to 57.4% from 58.2% year over year.

The first quarter’s net loss from continuing operations was $6.9 million, or $0.30 per share, compared to a net loss from continuing operations of $10.3 million, or $0.45 per share, for the first quarter of 2014.

Segment Financial Performance

Transportation and skilled trades segment revenue for the first quarter increased slightly to $44.8 million as compared to $44.5 million, primarily driven by a 1.3% increase in average revenue per student as a result of tuition increases.  Revenue growth was partially offset by greater scholarship recognition of $0.4 million in the current period compared to the prior year period.   Operating income improved by $2.6 million, or 113.0%, to $5.0 million from $2.3 million mainly driven by expense reductions implemented during 2014.

Healthcare and other professions segment revenue decreased by $2.6 million, or 7.6%, to $31.3 million in the first quarter from $33.9 million for the comparable prior period primarily attributable to a 0.7% decrease in average student population. Furthermore, revenue declined from higher scholarship recognition of $0.5 million in the current period compared to the prior year period. On a comparison basis, excluding the mergers of the Las Vegas, NV and Hamden, CT campuses, revenue decreased by $1.3 million, or 3.9% to $31.3 million from $32.6 million and average student population declined 3.1%, or approximately 200 students.  The segment’s operating loss improved to $0.5 million from $0.7 million as a result of efficiencies and expense reductions which partially offset the revenue decline.  The operating loss, excluding the merged campuses, increased to $0.5 million from $0.3 million as a result of the net revenue decrease partially offset by educational services and facilities and SG&A expense reductions.

Included in the healthcare and other professions segment is the Hartford, Connecticut campus which offers culinary programs.  This campus is physically Lincoln’s largest facility at approximately 367,000 square feet including classrooms and student dorms.  Consequently, the fixed overhead costs including rent, real estate taxes, utilities and maintenance are very high.   For the year ended December 31, 2014, the campus had a net loss before income taxes of $5.7 million.  As a result, management continues to explore strategic opportunities in conjunction with the facility’s landlord to exit the facility lease.

Excluding the Hartford and merged campuses, this segment resulted in operating income of $0.6 million compared to $1.1 million for the three months ended March 31, 2015 and 2014, respectively.

The transitional segment consist of the Fern Park, Florida campus where we ceased new student enrollment during the quarter resulting in an operating loss increase to $0.7 million during the first quarter of 2015 from $0.5 million for the comparable prior period.

BALANCE SHEET INFORMATION:

The Company had $5.2 million of cash and cash equivalents at March 31, 2015 as compared to $12.3 million of cash and cash equivalents as of December 31, 2014.  In addition to the cash position, the Company has a $20 million revolving line of credit and zero balance outstanding as of March 31, 2015.

As of March 31, 2015, total assets classified as assets held for sale were $51.7 million.

LEADERSHIP TRANSITION:

Lincoln announced separately the implementation timetable for a leadership transition.  Scott M. Shaw, currently the Company’s President & Chief Operating Officer, will succeed current Chief Executive Officer Shaun McAlmont on July 1, 2015.  Mr. McAlmont is stepping down after five years as Lincoln’s CEO to explore other career and personal interests.  Mr. Shaw’s various prior responsibilities will be fulfilled through an internal restructure within Lincoln’s Group Presidents.   In addition, J. Barry Morrow, currently a member of the Board of Directors and Chairman of the Board’s Compensation Committee, will succeed Alexis P. Michas as Chairman of the Board effective July 1, 2015.  Both Mr. McAlmont and Mr. Michas will step down from the board of directors on June 30, 2015.

2015 FULL YEAR GUIDANCE:

Based on the first quarter performance as well as current trends, revenue from continuing operations is expected to range from $310 million to $320 million, and student starts are expected to decline 1% to 5% for 2015. This guidance excludes the Fern Park, FL campus and previously merged Las Vegas, NV and Hamden, CT campuses.

Management is reaffirming the previously provided net loss per share guidance for 2015 ranging from $0.32 to $0.47 cents. The reaffirmation is due to continuing efforts to right size operations to reflect trends.  Management continues to expect to generate positive cash flow from operations in the range with prior year.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 11:00 a.m. Eastern Daylight Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com.  Participants can also listen to the conference call by dialing 877-415-3179 (domestic) or 857-244-7322 (international) and citing code 95102133. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.  An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and providing access code 29875529.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under three reportable segments: Transportation and Skilled Trades, Healthcare and Other Professions, and Transitional.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 31 campuses in 15 states under five brands: Lincoln College of Technology, Lincoln Technical Institute, Euphoria Institute of Beauty Arts and Sciences, Lincoln Culinary Institute and Lincoln College of New England.  As of March 31, 2015, approximately 13,400 students were enrolled at Lincoln’s campuses.

SAFE HARBOR

Statements in this press release regarding Lincoln’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations, including final rules that took effect during 2011 and other pending rulemaking by the U.S. Department of Education; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in our annual report on Form 10-K for the year ended December 31, 2014.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s annual report on Form 10-K for the year ended December 31, 2014.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014

REVENUE	$76,720	$79,202
COSTS AND EXPENSES:
Educational services and facilities	38,196	41,751
Selling, general and administrative	44,009	46,118
Gain on sale of assets	(47)	(55)
Total costs & expenses	82,158	87,814
OPERATING LOSS	(5,438)	(8,612)
OTHER:
Interest income	9	56
Interest expense	(1,627)	(1,316)
Other income	223	-
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(6,833)	(9,872)
PROVISION FOR INCOME TAXES	50	419
LOSS FROM CONTINUING OPERATIONS	(6,883)	(10,291)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	-	(803)
NET LOSS	$(6,883)	$(11,094)
Basic
Loss per share from continuing operations	$(0.30)	$(0.45)
Loss per share from discontinued operations	-	(0.04)
Net loss per share	$(0.30)	$(0.49)
Diluted
Loss per share from continuing operations	$(0.30)	$(0.45)
Loss per share from discontinued operations	-	(0.04)
Net loss per share	$(0.30)	$(0.49)
Weighted average number of common shares outstanding:
Basic	23,056	22,723
Diluted	23,056	22,723

Other data:

EBITDA	$(1,548)	$(3,591)
Depreciation and amortization from continuing operations	$3,667	$5,021
Number of campuses from continuing operations	31	33
Average enrollment from continuing operations	13,404	13,943
Stock-based compensation	$332	$997
Net cash used in operating activities	$(6,305)	$(8,380)
Net cash used in investing activities	$(679)	$(576)
Net cash (used in) provided by financing activities	$(135)	$3,156

Selected Consolidated Balance Sheet Data:	March 31, 2015
(In thousands)	(Unaudited, in thousands)

Cash and cash equivalents	$5,180
Current assets	79,407
Working capital	26,086
Total assets	176,896
Current liabilities	53,321
Long-term debt and capital lease
obligations, including current portion	35,066
Total stockholders' equity	76,669

(1) Reconciliation of Non-GAAP Financial Measures

We believe it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of our business.  EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net loss from continuing operations to EBITDA:

	Three Months Ended March 31,
	(Unaudited, in thousands)

	2015	2014

Net loss from continuing operations	$(6,883)	$(10,291)
Interest expense, net	1,618	1,260
Provision for income taxes	50	419
Depreciation and amortization	3,667	5,021
EBITDA	$(1,548)	$(3,591)

	Three Months Ended March 31,
	(Unaudited, in thousands)
	Transportation and Skilled Trades		Healthcare and Other Professions		Transitional		Corporate		Consolidated
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014

Net income (loss) from continuing operations	$4,593	$2,055	$(852)	$(1,199)	$(820)	$(557)	$(9,804)	$(10,590)	$(6,883)	$(10,291)
Interest expense, net	382	281	571	520	100	102	565	357	1,618	1,260
Provision (Benefit) for income taxes			-	-	-	-	50	419	50	419
Depreciation and amortization	2,298	3,163	1,089	1,477	71	129	209	252	3,667	5,021
EBITDA	7,273	5,499	808	798	(649)	(326)	(8,980)	(9,562)	(1,548)	(3,591)

REPORTABLE SEGMENT RESULTS:

	Three Months Ended March 31,
	(Unaudited, in thousands)
	2015	2014	% Change
Revenue:
Transportation and Skilled Trades	$44,844	$44,534	0.7%
Healthcare and Other Professions	31,289	33,861	-7.6%
Transitional	587	807	-27.3%
Total	$76,720	$79,202	-3.1%

Operating Income (Loss):
Transportation and Skilled Trades	$4,975	$2,336	113.0%
Healthcare and Other Professions	(504)	(679)	25.8%
Transitional	(720)	(455)	-58.2%
Corporate	(9,189)	(9,814)	6.4%
Total	$(5,438)	$(8,612)	36.9%

Starts:
Transportation and Skilled Trades	1,787	1,860	-3.9%
Healthcare and Other Professions	1,701	1,901	-10.5%
Transitional	31	73	-57.5%
Total	3,519	3,834	-8.2%

Average Population:
Transportation and Skilled Trades	7,223	7,269	-0.6%
Healthcare and Other Professions	6,031	6,482	-7.0%
Transitional	150	192	-21.9%
Total	13,404	13,943	-3.9%

End of Period Population:
Transportation and Skilled Trades	7,215	7,300	-1.2%
Healthcare and Other Professions	6,053	6,594	-8.2%
Transitional	136	209	-34.9%
Total	13,404	14,103	-5.0%

CONTACT:	Lincoln Educational Services Corporation
Brian Meyers, CFO
973-736-9340
EVC Group, Inc.
Doug Sherk, dsherk@evcgroup.com; 415-652-9100
Chris Dailey, cdailey@evcgroup.com; 646-445-4801